Exhibit 10.2

INVESTMENT AND COOPERATION STRUCTURE AGREEMENT

In order to develop the business of waste to energy technology, and on the principle to dominate the domestic market, Wuxi Huayang Electrical Power Equipment Co., ltd. (hereinafter “Party A”) and Beijing China Sciences General Energy & Environment Co., Ltd. (hereinafter “Party B”), after consideration and friendly discussions, enter into this Agreement in order to establish common goals and to establish a strategic partnership.

Article 1: The Parties

Section 1: Party A

Legal Name:	Wuxi Huayang Electrical Power Equipment Co., Ltd.
Registered Address:	No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City
Legal Representative:	Tang Lihua, General Manager, PRC national
Telephone:	051083381199
Facsimile:	051083380099

Section 2: Party B

Legal Name:	Beijing China Sciences General Energy & Environment Co., Ltd.
Registered Address:	No. 22, Zhongguan Road, Zhongke Plaza, Building A, No. 5, Haidien District, Beijing
Legal Representative:	Cui Huaming, Chairman, PRC national
Telephone:	010-62639040
Facsimile:	010-62632643

Article 2: Background of Cooperation

Section 1: Business Background

1.	Party A has substantial financial resources, as well as relevant manufacturing experiences.

2.
Party B has seven relevant patents in waste-to-energy technology that are recognized by the market, including an invention patent, and has a team of engineers possessing a wealth of relevant experience.

Section 2: Market Conditions

1.
In light of the rapid expansion for municipal waste-to-energy development, the parties shall combine their respective strengths and agree to the goal of becoming the leader in the relevant domestic market.

2.	The deployment and use for waste-to-energy technology is dependent on both the maturity of the technology and the support of sufficient funding.

3.	Although the market for waste-to-energy is rapidly expanding, the parties must optimally realign their respect resources in order to maintain a high level of development.

Article 3: Purpose of the Parties’ Cooperation

The parties are establishing the strategic partnership in order to:

1.	Allow Party A to build waste-to-energy plants based on Party B’s patented technology, and to enjoy exclusive manufacturing rights upon achieving national design standards; and

2.	Allow Party B to share in any derived profits based upon the patents and technology services that it will provide.

Article 4: Basis of Cooperation

Section 1: Framework for Cooperation

Based on the parties’ respective business development and relevant market conditions, each party shall take the steps necessary for the strategic partnership, and establish a framework for their cooperation.

Section 2: Each Party’s Development Direction

1.	Party A shall focus on early-stage business development, use of funds and manufacturing and production.

2.	Party B shall focus on research and development, patents and plant management.

Section 3: Basis of Strategic Partnership

1.	Party A shall provide early-stage business development, and all relevant funding.

2.	Party B shall provide the results of its research efforts, as well as supervision of plant construction and management.

Section 4: Other Basis.

1.	Party A agrees and acknowledges that the waste-to-energy system that is the subject of this Agreement shall be based on Party B’s technology.

2.
Party B agrees and acknowledges that Party A shall have investment right of first refusal, and shall not negotiate with other investors. If Party A abandons its investment or does not provide funding in accordance with agreed schedule, Party B shall have the right to seek out other investors.

Article 5: Patent and Technology Services

Section 1: Patent Protection

Party A respect Party B’s technology patents, and has the obligations to maintain in confidence all of Party B’s information relating to its technology, including both open and closed technologies. Party B shall be responsible for providing technology information as required in accordance with customer specifications. Party A shall not furnish Party B’s technology information to a third party without the Party B’s consent.

Section 2: Patent Licensing Fee

Party B shall have the right to receive licensing fees for its patents, to be paid by the joint-venture entity established by the parties, which amount shall be mutually determined by the parties and which shall be to the benefits of its strategic partner.

Section 3: Services Relating to Plant Construction Management

With respect to the construction of waste-to-energy plants, Party B shall have the responsibility to supervise and to make necessary adjustments, and shall guarantee their effectiveness.

Article 6:

Section 1: Testing

Testing of the waste-to-energy plants shall be conducted in accordance with national testing standards, to be conducted by Party B 72 hours after completion of construction, with the testing period between 60 to 90 days.

Section 2: Start of Operation

Because Party B has management expertise, the joint-venture entity shall retain Party B for construction of the waste-to-energy plant. Party B shall have the obligation to be retained, on terms favorable to its strategic partner.

Article 7: Pace of Cooperation

The parties agree to cooperate in accordance with the framework laid out in this Agreement to achieve their mutual goal.

This Agreement shall have four copies, and the effective period shall be from November 17, 2006 to November 17, 2010. At expiration, this Agreement shall automatically renew for three years unless objected to by one of the parties.

Party A:	Wuxi Huayang Electrical Power Equipment Co., Ltd.

	By:	/s/ Tang Lihua

[COMPANY SEAL]

Dated: November 20, 2006

Party B:	Beijing China Sciences General Energy & Environment Co., Ltd.

[COMPANY SEAL]

Dated: November 20, 2006